Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Inpixon on Form S-4 Amendment No. 1 [File No. 333-273964] of our report dated April 17, 2023,  except for the effects of Note 33 which is as of June 16, 2023, with respect to our audits of the consolidated financial statements of Inpixon as of December 31, 2022 and 2021 and for the two years ended December 31, 2022, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
October 5, 2023